99.1 Exhibit

Contact: David Seltzer
              Chief Financial Officer
              iPrint Technologies, inc.
              DSeltzer@iPrint.com
              408.523.2700

FOR IMMEDIATE RELEASE

iPrint Technologies Announces Completion of Assignment for Benefit of Creditors

MadeToOrder.com to Buy Assets

(Santa Clara, CA - October 22, 2002) - iPrint Technologies, inc. (IPRT.PK) , a provider of online and offline marketing and customized branding solutions, announced that it expects to complete its previously announced assignment for the benefit of its creditors today. The assignment of iPrint's assets will be made in trust to Sherwood Partners, Inc. ("Sherwood"), a third party assignee. it is also expected that substantially all of the assets of iPrint will be purchased from Sherwood as a going concern by MadeToOrder.com, Inc. (MTO), a privately held technology leader for business-to-business procurement of logo merchandise.

The Company continues to believe that the transaction is the best available alternative that will allow the Company to return the maximum amount to the Company's creditors and will also allow the Company to continue to serve its customers without interruption. An assignment for the benefit of creditors is a proceeding in which all assets of the Company are transferred to a trustee to be sold for the benefit of the Company's creditors, with any amounts remaining distributed to the Company's security holders. Based upon current information, the Company cannot forecast if any amounts will be available for payment to iPrint's stockholders after all required payments to creditors are made.

For information about iPrint, please visit http://www.iPrintTech.com.

About MadeToOrder.com, Inc.

MadeToOrder.com, founded in 1999, is the technology leader in business-to-business e-procurement for the Fortune 1000 companies' logo merchandise needs. It offers customers an end-to-end web-based solution for all logo branded products. MadeToOrder.com uses quality merchandise such as: Sara Lee's Hanes, Champion and OuterBanks brands, Swiss Army, Leeds, Cutter and Buck, and A.T. Cross. The company has a diverse list of corporate clients, including MCIWorldcom, Cisco, The GAP, Playstation, E-Trade and national not for profit organizations such as the YMCA. MadeToOrder.com is headquartered in Palo Alto, Calif. More information about MadeToOrder.com and its services can be found at: www.madetoorder.com.

iPrint is a registered trademark of iPrint Technologies, inc. Other marks are property of their respective owners.

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Forward-looking statements contained in this release involve a number of uncertainties, risks and other factors which may cause the actual results, performance or achievements expressed or implied by such forward-looking statements to materially differ. In particular, there is no assurance regarding the amount that will be available for payment to the Company's creditors or when or if any amount will ever be payable to the Company's stockholders.